EXHIBIT 99.1

GAIN Capital Announces Appointment of Alastair Hine as Chief Operating Officer

BEDMINSTER, New Jersey - November 8, 2017 - GAIN Capital Holdings, Inc. (NYSE: GCAP) (“GAIN Capital”) (“the Company”) today announced that Alastair Hine was appointed Chief Operating Officer effective November 6, 2017. Mr. Hine will be based in GAIN Capital’s London office and report directly to Chief Executive Officer, Glenn Stevens.

Mr. Hine joins GAIN Capital from IG Group, where he spent the last 18 years in senior leadership roles in technology, marketing and operations, including Chief Information Officer, Chief Marketing Officer and, most recently, Chief Innovation Officer.

"Alastair’s combination of industry savvy, deep operational experience and understanding of our customers’ needs make him a valuable addition to the GAIN leadership team," said Glenn Stevens, Chief Executive Officer of GAIN Capital. “He will be instrumental in helping the Company execute on our long-term growth plans.”

Alastair Hine, Chief Operating Officer of GAIN Capital, said, “GAIN’s progress over the last few years scaling their business and establishing their position as a global leader in online trading is impressive, and I look forward to working with Glenn and the rest of GAIN’s leadership team as we embark on the next phase of the company’s growth.”

About GAIN Capital
GAIN Capital Holdings, Inc. provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities. GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions. For further company information, visit www.gaincapital.com.

Media and Investor Relations Contact
Lauren Tarola, Edelman for GAIN Capital
+1 (908) 731-0737
ir@gaincapital.com

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